EXHIBIT 10.10

October 1, 2013

Behavioural Neurological Application and Solutions

100 College St. Suite 213

Toronto, ON M5G 1L5

Re: Service Agreement for the “Cognitive Restructuring in ADHD: Functional

Training” Project

Dear Mr. Woodrow:

We are very excited to be working with your organization on this groundbreaking project. Understandably all the details of our relationship cannot be effectively articulated at this point, however it is in all party’s interest to commence the development of the project immediately. The purpose of this Memorandum of Understanding (“MOU”) is to outline certain terms of the proposed collaboration and mutual intent of Sticky Brain Studios Inc. (“SBS”) and Behavioural Neurological Application and Solutions (“BNAS”) in developing and producing an interactive digital media property for use by BNAS and their clients (the “Game”). This MOU will set the groundwork for a long form agreement which will further detail the relationship between the parties and the terms for the eventual commercialization of the Game.

WHEREAS BNAS is working with experts from Sick Kids on determining the clinical efficacy of the Game for children identified with attention deficit hyperactivity disorder;

AND WHEREAS SBS is in the business of developing interactive digital media properties and has experience designing engaging games and environments for children in the target demographic of 7-11 years of age;

AND WHEREAS BNAS wishes to engage SBS and SBS wishes to be engaged by BNAS to provide development and production services for the Game, and further provide services to BNAS for the commercialization of the Game in the future;

NOW THEREFORE for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the signatories to this MOU, SBS and BNAS agree to commence developing and producing the Game based on the terms contained herein, in anticipation of executing a long form agreement to comprehensively address the development, production, and commercialization of the Game:

1.

Independent Contractor. BNAS engages SBS as Independent Contractor to conduct development and production activities related to the Game. As Independent Contractor, SBS is responsible for all statutory deductions and payments required. BNAS shall not be liable to SBS for any damages, liabilities, penalties, interest or costs caused to SBS for failure to make any statutory deductions and payments. SBS agrees it will not acquire any right, title or interest in the Game, all of such right title and interest being owned by BNAS.

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2.

Specifications. The Game is proposed to be initially developed for the PC platform to be used initially by Sick Kids, in relation to conducting a clinical efficacy study and further research. The Game shall be initially developed in accordance with the Concept outlined in the Project Description attached hereto as Schedule “C” (the “Concept”) and further elaborated and developed through consultations between SBS and BNAS in accordance with the Development Schedule.

3.

Confidentiality. The Parties have entered into a Mutual Confidential Disclosure Agreement dated as of July 11, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated in this MOU and shall survive any termination of this MOU or a long form Agreement which replaces it, unless the parties expressly agree in writing to release any or all terms of the Confidentiality Agreement.

4.

Development and Production. SBS has prepared a Development and Production Schedule for the Game, attached hereto as Schedule “A” (the “Development Schedule”). The Development Schedule will form the timeline for the services rendered by SBS, however, it is anticipated that the Development Schedule shall be amended from time to time.

5.

Budget. The Budget attached hereto as Schedule “B” (the “Budget”) represents the anticipated cost of development and production of the Game. The Budget further includes the Drawdown Schedule detailing the payments required to be made by BNAS to SBS in relation to the Game. It is anticipated that the Budget shall be amended from time to time.

6.

Consultation Process. In order to accomplish the goal of creating a unique gaming and educational experience, the Development and Production of the Game is intended to involve extensive consultation between SBS and BNAS.The timing of demonstrable elements of the game is to be coordinated together with Sick Kids to align with objectives of a clinical trial. Each step in the design, development, and production will include significant involvement from experts and professionals provided by BNAS a. Given the level of involvement of non-game development professionals, it is expected that the scope of services provided by SBS will be organic and may change significantly. For this reason, it is anticipated that the Development Schedule will likely require revision at certain points based on the feedback, requests, and instructions received from BNAS and Sick Kids. All parties will cooperate with efforts to minimize revisions to the Development Schedule and Budget, but acknowledge that revisions will likely be required and will be facilitated.

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7.

Compensation. SBS shall be compensated in accordance with the Drawdown Schedule contained in the Budget as the same may be revised from time to time based on increased or decreased needs or instructions from BNAS and/or Sick Kids.

8.

Commercialization Services. It is anticipated that the Game will eventually be commercialized by BNAS. Such commercialization is expected to require further contributions by SBS both technical and strategic in nature. Given that the details of the commercialization are not apparent, the compensation for the same shall be negotiated in good faith between the parties in the long form agreement to follow. It is expected that the compensation for such contributions be provided at service rates with quotes whenever possible.

9.

BNAS to Own the Game. Subject to the terms of the long form agreement, the Game, its Source Code and any related Intellectual Property will exclusively be owned by BNAS. A license to use certain routines and/or generic code which is created by developers and not proprietary to the Game shall be granted to SBS and/or the developers of the Game, subject to agreement between SBS and BNAS in the long form agreement.

10.

Software Support. BNAS shall provide End Users with Tier 1 support (as defined in the long form agreement) with respect to the use and maintenance of the Game, and SBS shall provide BNAS with Tier 2 support (as defined in the long form agreement) with respect to the use and maintenance of the Game. The support obligations of both parties shall continue for the Term of This Agreement.

11.

Maintenance and Support Fees. In consideration for ongoing routine software support, as specified above, SBS shall be entitled to a maintenance fee at the rate of five percent (5%) of Net Sales with respect to the Game. Any significant redesign or structural changes to the software code are to be mutually agreed upon and further defined in the long form agreement.

12.	Multiple Versions. In accordance with the Specifications and Development Plan, it is understood by BNAS and SBS that multiple versions of the game may be commercialized.

13.

Additional Compensation. In the event that BNAS engages SBS to assist in the marketing and distribution of any version of the Game, BNAS agrees to pay SBS a royalty to be negotiated between the parties in good faith and the amount and form to be included in the long form agreement.

14.

Credit. SBS shall receive a credit in relation to the game as ``Strategic Partner``, or such other credit as the parties may agree to. The prominence and details of the credit shall be further outlined in the long form agreement to follow, in no event shall the prominence or other characteristics of the Credit accorded SBS be any less favourable than the Credit accorded to any other consultant or contributor involved in the Game.

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15.

Non-Exclusive Relationship. The relationship between the parties is non-exclusive, and, subject to the confidentiality undertakings of both parties, SBS may offer and/or provide its services to competing businesses with BNAS, and BNAS may engage and/or explore business opportunities with businesses in competition or providing similar services to SBS.

16.

Termination. If at any time BNAS wishes to terminate the relationship with SBS, BNAS shall be required to provide SBS with no less than TEN (10) business days written notice of such termination. In the event of termination by BNAS, BNAS shall retain the rights contemplated in this MOU in and to all deliverables provided by SBS to the date of termination, and SBS shall be entitled to payment of all compensation owed up to the date of termination, as well as the compensation scheduled for the drawdown immediately following the period in which the Termination occurs. For clarity, it is understood that concurrent with milestones contained in the Drawdown Schedule, work on the next milestone will have begun and expenses related to the same will have been incurred – in example, concurrent with Clinical Game testing, work on assets associated with the milestone “completion of Stage 2.1” will have commenced.

17.

Inability to Agree. In an effort to streamline the decision making process and expedite the resolution of any impasses, the parties agree to seek assistance form a respected senior member of the interactive digital community to arbitrate on any element of this MOU, the long form agreement, or the relationship between the parties contemplated herein which the parties cannot agree on. If the parties cannot agree on the arbitrator, each party will recommend no less than two candidates and one candidate from each party (decided on by the other party) will be selected to choose a third candidate who shall serve as the arbitrator for the issue(s) at hand. The parties shall bear the cost of the arbitrator equally.

18.

Miscellaneous. The parties have the power, authority and legal capacity to enter into this MOU and bind themselves to the terms contained herein. No Party shall be responsible for damages caused by such party delaying or failing to perform any of its obligations under this MOU when due to illness, equipment failure, inclement weather, fire, strike or other labour dispute, acts of terror, flood or other act of God, act of war or insurrection, lawful acts of public authorities, delays or defaults caused by common carriers, or other events beyond such party’s control which could not have been reasonably foreseen. The headings contained in this MOU are for ease of reference alone and shall not have any impact on the interpretation of the provisions or the intention of the parties. The parties hereto agree to indemnify and hold one another harmless for and from all losses, costs, liabilities, damages and reasonable expenses incurred as a result of or in relation to their respective breaches or alleged breaches of the terms of this MOU. BNAS agrees to indemnify and hold SBS harmless for and from all losses, costs, liabilities, damages and reasonable expenses incurred as a result of or in relation to the use of the Game by end users, and BNAS further agrees to maintain as necessary, insurance policies sufficient for the use of the Game made by BNAS, and shall name SBS as an additional insured under such policies. SBS’ services provided in accordance with the Agreement are exclusively for entertainment purposes. SBS makes no representation or warranty whatsoever of merchantability, fitness for a particular purpose, and all services and results are provided “as is” with solely the agreement to provide technical support as shall be outlined in the long form agreement to follow. SBS is in no way responsible for any claims or damages, relating to the use of the Game by any third parties, nor does SBS make any representations, warranties, or assume any responsibility for the content of the Game which relates to safety, health, or medical or other treatment. The provisions relating to confidentiality, rights, and this provision shall survive and not merge on any termination of this MOU. This MOU shall be irrevocably governed exclusively by the laws of the Province of Ontario and of Canada applicable in Ontario for contracts made and to be entirely performed within Ontario. Subject to the arbitration clause contained herein, the courts of the Province of Ontario and of Canada in Ontario shall irrevocably have exclusive jurisdiction in the event of any dispute arising under or relating to this MOU, and the parties hereto irrevocably attorn to the exclusive jurisdiction of these courts. This MOU may be executed in separate counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

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19.

Long Form. The parties intend to replace this MOU at their earliest convenience with a comprehensive long form agreement, negotiated in good faith and consistent with the terms contained herein. Unless and until such a long-form agreement is entered into by the parties this MOU shall bind the parties in relation to the subject matter herein.

20.

Independent Legal Advice. The undersigned parties acknowledge being given the opportunity to seek independent legal advice on the content of this document and have either done so, or have waived this right upon their own and unhindered accord.

Sincerely, Sticky Brain Studios Inc.	Agreed by: Behavioural Neurological Applications and Solutions

Per:	Per:
Name: Sasha Boersma	Name:
Authorized signing Officer	Authorized signing Officer
Date: January 27, 2013	Date:February 19, 2014

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